SAGE GOLD INC.
Suite 500, 365 Bay Street
Toronto, Ontario
M5H 2V1

February 23, 2010

Gryphon Gold Corporation
Suite 711-675 West Hastings Street
Vancouver, BC
Canada V6B 1N2

Attention: Mr. John Key, Chief Executive Officer and Director
Field Office: 5490 Longley Lane, Reno Nevada 89511, USA
Fax: 775-552-8511

Re: Option and Joint Venture - Gryphon Gold Corporation and Sage Gold Inc.

Dear Mr. Key:

This Letter of Intent (the "**LOI**") sets out the terms and conditions under which Sage Gold Inc. ("**Sage**") and Gryphon Gold Corporation ("**Gryphon**") and together the "**Parties**" and individually, a "**Party,**" intend to enter into a mutually acceptable option agreement (the "**Option Agreement**"), as soon as practicable, but by no later than March 5, 2010 (the "**Termination Date**"), with respect to Gryphon's Borealis property (the "**Borealis Property**"), as more particularly described in Schedule "A" attached hereto. This LOI replaces the Guiding Principles signed by Sage and Gryphon, dated December 14, 2009, and is intended to be binding on the Parties, subject to the terms and conditions contained herein.

If feasible, the Parties may develop an effective structure for a business combination of Sage and Gryphon as an alternative to the Joint Venture (defined below).

1. Pre-Option Period Undertakings: During the period commencing on the date of this LOI and ending on the earlier of the termination of this LOI or the execution of the definitive Option Agreement, the Parties agree as follow:

(a) the Parties will act reasonably and in good faith to complete the Option Agreement on the terms and conditions set forth in this LOI, including, but not limited to, completing due diligence as soon as practicable, negotiating the Option Agreement which will contain indicative terms relating to the Joint Venture Agreement and satisfying the conditions set forth herein; and

(b) the Parties will promptly obtain, or undertake to use their best efforts to obtain, corporate, regulatory and third-party approvals as may reasonably be required prior to the execution and delivery of the Option Agreement, including, but not limited to TSX Venture Exchange (the "**TSXV**") approval, approval of the Parties' respective board of directors, approval of the lessors of the Borealis Property to the extent required under the leases (the "**Leases**") relating to the Borealis Property and such other approvals as the other Party may reasonably request.

2. **Deposit.** In addition to the consideration represented by the representations, warranties, covenants and undertakings set forth herein (the adequacy of which the Parties acknowledge), Sage will pay Gryphon a cash deposit of US$100,000 (the "**Deposit**"), contemporaneous with the execution of this LOI. The Deposit will be non-refundable, except if Gryphon chooses not to execute and deliver the Option Agreement on or before the Termination Date (the "**Refund Condition**"), provided that Sage has negotiated in good faith the Option Agreement and Sage has satisfied each of the conditions set out in sections 3(c) and (f) hereof and no Material Adverse Effect in respect of Sage shall have occurred.

Upon the triggering of a Refund Condition, Gryphon agrees to repay the Deposit, subject to Toronto Stock Exchange ("**TSX**") approval, by issuing to Sage shares of Gryphon common stock equal in value to US$100,000 (using the then applicable foreign exchange currency conversion), calculated based on the 30 day volume weighted closing price of Gryphon common stock ending on the earlier of (i) the day prior to the Termination Date or (ii) the date that this LOI is terminated. In the event Gryphon does not obtain TSX approval for the issuance of the shares, Gryphon agrees to pay the US$100,000 deposit in cash.

3. **Conditions to Entering into Option Agreement:** Provided the terms and conditions of the Option Agreement shall have been negotiated to the satisfaction of each Party by March 5, 2010, Gryphon agrees (and agrees to cause its wholly-owned subsidiary, Borealis Mining Company ("**BMC**")), to enter into the Option Agreement, upon satisfaction of the following conditions, and grant Sage an option (the "**Option**") to acquire a 50% joint venture interest (the "**Interest**") either through (i) a 50% undivided interest in BMC or (ii) a 50% undivided interest in the Borealis Property, on terms consistent with Rocky Mountain Mineral Law Foundation guidelines (the "**Joint Venture**"):

(a) The Parties have negotiated the terms of the Option Agreement containing indicative terms relating to the Joint Venture Agreement after legal, technical, tax and securities advice, on terms consistent with option agreements for transactions of a similar projects, size, nature and scope. The Joint Venture Agreement will include representations, warranties, covenants, undertakings and conditions for the benefit of each Party that are customary for such joint ventures;

(b) Neither Party shall have terminated the LOI pursuant to the Due Diligence Out described in section 8;

(c) Sage will have executed and delivered a subscription agreement (the "**Subscription Agreement**") pursuant to which it will agree to purchase effective on or before April 16, 2010, for cash on a private placement basis, US$400,000 in units ("**Units**") of Gryphon, each unit consisting of one share of common stock and one-half of one warrant, at an issue price equal to a 5% premium to the 30 day volume weighted closing price of the common stock of Gryphon ending on the day immediately prior the subscription date, but not less than Cdn$0.18 per unit, subject to TSX approval (the "**Private Placement**"). The Private Placement and terms of the units will be on terms, and using documents, similar to the private placement financing of Gryphon to be announced on or about February 18, 2010. Gryphon will have the right to terminate the Option Agreement if Sage fails to complete the purchase of the Units by April 16, 2010 or if required regulatory approvals (including from the TSX and, if required by Sage, the TSXV) for the Private Placement have not been obtained by April 16, 2010;

(d) Neither Sage or Gryphon have materially breached any term of this LOI;

(e) No event or change has occurred that could reasonably be expected to have a Material Adverse Effect (as defined herein) on either Party;

(f) Sage will have delivered to Gryphon one or more comfort letters from reputable financial institution(s) or investment banking firm(s), acceptable to Gryphon acting reasonably, to provide Project Financing;

(g) Sage will have obtained regulatory approval for the execution, delivery and performance of the Option Agreement, including without limitation, the approval of the TSX Venture Exchange, provided that if such approval is not obtained prior to March 5, 2010, the Option Agreement shall include, as a condition to the exercise thereof, that such approval shall have been obtained by May 15, 2010, failing which either Party may terminate the Option Agreement; and

(h) If required under the terms of the Leases, Gryphon will obtain the approval of the lessors of the Borealis Property with respect to the grant of the Option.

4. **Terms of Option Agreement:** Under the terms of the Option Agreement, the option will commence on the execution and delivery of the Option Agreement and terminate on December 31, 2010, unless extended by mutual agreement of the Parties for

one or more additional option periods not to exceed six (6) months in the aggregate (the "**Option Period**"). The Option Agreement will provide for the following:

(a) Under the terms of the Option Agreement, the Parties agree to cooperate to undertake and coordinate certain pre-production activities to bring the Borealis Property into production including the securing of Project Financing as expeditiously as possible and without delay during the Option Period. To facilitate such activities the Parties agree as follows:

(i) The Parties will establish a project team (the "**Project Team**") that is equally represented by members from both Gryphon and Sage, the particulars of which will be more fully set out in the Option Agreement. The terms of reference for the Project Team (which will be comparable to terms of reference for a project team of this nature) will include a budgeting and expense process for the drilling program, service and pre-production. The Option Agreement and the terms of reference for the Project Team will include undertakings of the Parties to make representatives available at all reasonable times to facilitate due diligence, including inspections of the Borealis Property by third parties, and generally do all things reasonably necessary to facilitate the securing of Project Financing. The Option Agreement will contain a 'deadlock breaking mechanism';

(ii) Each Party agrees that the general operating philosophy is a 50/50 contribution to expenditures in respect of the Borealis Property (the "**Expenditures**") during the Option Period and that all Expenditures (other than the Royalty Buy Down Cash Payment (as defined)) shall require the approval of the Project Team. Each Party agrees to fund its portion of the Expenditures, subject to the provisions of this section 4(a)(ii) in respect of the Royalty Buy Down Cash Payment. In the event that Sage does not exercise the Option, any and all such Expenditures funded by Sage shall become a loan on terms to be agreed in the Option Agreement due and owing by Gryphon to Sage, except as otherwise provided for herein. In the event either Party does not fund its portion of the Expenditures (other than the Royalty Buy Down Cash Payment), the interest of that party in the Joint Venture shall be reduced in accordance with the indicative terms of the Joint Venture Agreement. For the purposes of the LOI and the Option Agreement, "Expenditures" shall include the payment of US$1.75 million (the "**Royalty Buy Down Cash Payment**") which Gryphon will be required to make under the terms of "Amendment No. 2 to the Option Agreement Amendment to Mining Lease

effective as of February 12, 2010" (as described in Gryphon's press release dated February 16, 2010) if Gryphon chooses to exercise its rights thereunder; provided that if Sage does not fund 50% of the Royalty Buy Down Cash Payment, its interest in the Joint Venture shall not be adjusted, but rather the full amount of the Royalty Buy Down Cash Payment shall be reimbursed to Gryphon by the Joint Venture upon exercise of the Option by Sage;

(iii) If Sage fails to fund its portion of any Expenditure which has been approved in accordance with the terms of the Option Agreement, Gryphon shall have the right to terminate the Option Agreement following a reasonable cure period; provided that Gryphon's right to terminate the Option Agreement pursuant to this section 4(a)(iii) shall not apply in the event Sage does not fund any portion of the Royalty Buy Down Cash Payment;

(iv) If Sage exercises the Option, any such Expenditures funded by Sage shall be deemed to be Expenditures made for and on behalf of Sage and any Expenditures funded by Gryphon shall be deemed to be Expenditures made for and on behalf of Gryphon. Upon formation of the Joint Venture, the Expenditures of each of the Parties for the purposes of calculation of the dilution formula shall be set forth in the Joint Venture Agreement, using the premise that the Expenditures shall be the same for each of the Parties;

(iv) Sage will use its best efforts to arrange for third party financing customary and usual in the marketplace with respect to the Borealis Property to complete the development of the Borealis Property on commercially reasonable terms (the "**Project Financing**");

(v) The Parties will negotiate the terms and conditions of the Joint Venture Agreement and agree to the form thereof as soon as reasonably practicable, but in no event later than June 15, 2010 and the Option Agreement will provide that the Parties may terminate the Option Agreement if the terms, conditions and form of the Joint Venture Agreement have not been agreed to by June 15, 2010; and

(vi) The Option Agreement will provide that Gryphon will seek all required consents to permit the exercise of the Option by Sage, including any approvals which may be required under the terms of the Leases.

Each Party agrees to act in good faith in administering and discharging the duties of the Project Team.

(b) *Exercise of Option:* Subject to the conditions set forth in the Option Agreement, during the Option Period, Sage may exercise the Option once the terms and conditions of the Joint Venture Agreement have been agreed to and the Parties (including BMC) will enter into the Joint Venture Agreement, upon satisfaction with the following terms and conditions:

(i) Sage will make a contribution of US$9.0 million in cash as an initial capital contribution to the Joint Venture (the "**Capital Contribution**"). After the initial Capital Contribution, each of Sage and Gryphon will be deemed to hold 50% of the capital in the Joint Venture, subject to any adjustments required by the Option Agreement. Sage will make the Capital Contribution on or before the earlier of (A) any time prior to the termination of the Option Period or, (B) within sixty (60) days after receipt by the Parties (or as soon thereafter as is practicable for Sage using its best efforts) of a binding commitment letter (a "**Project Financing Commitment**") for the remainder of the Project Financing on terms acceptable to the Parties, acting reasonably;

(ii) Sage will issue to Gryphon for no additional consideration, common shares of Sage with a value equal to US$1.0 million, based on the 30 day volume weighted closing price of its common stock traded on the TSXV immediately prior the issue date (the "**Sage Issuance**"), provided that if approval of the TSXV is not obtained for the Sage Issuance, Sage will pay to Gryphon US$1.0 million in cash;

(iii) Sage will agree to pay to Gryphon cash payments (the "**Additional Reserve Payments**") of US$1.0 million for each 100,000 ounces of proven and probable reserves of gold (and gold equivalents) in the Borealis Property (over and above that set forth in Gryphon's July 20, 2009 Pre-Feasibility Study of the Borealis Property), based on an independent third party report acceptable to Sage, acting reasonably, which may include a NI 43 101 technical report or a bankable feasibility study. Sage shall have a period of 30 days to engage an independent third party to review data and confirm proven and probable reserves prior to paying the Additional Reserve Payments. The Additional Reserve Payments for ounces greater than 100,000 ounces will be made on a proportionate basis if less than 200,000 ounces in total are confirmed. The Additional Reserve Payments will be made based on proven and probable reserves up to a total of US$2.0 million and be payable in cash

within 30 days upon delivery of independent third party report. Any disputes of the proven and probable reserve determinations shall be settled by a mutually selected independent third party mining geologist. Sage's obligations to make the Additional Reserve Payments shall be reflected in each of the Option Agreement and the Joint Venture Agreement;

(iv) Sage shall not be in contravention of its funding obligations set forth in subparagraph 4(a)(ii) above;

(v) No event or change has occurred that could reasonably be expected to have a Material Adverse Effect (as defined herein) on the Joint Venture's ability to meet the conditions set out in the Project Financing Commitment; and

(vi) The Parties shall have obtained a Project Financing Commitment.

5. **The Joint Venture Agreement.** The Parties agree that Joint Venture Agreement will include the following terms, conditions and principles:

(a) Sage and Gryphon will each appoint one half of the members of the board or other group having oversight responsibility for the Joint Venture (the "**Board**"). The Board shall be responsible for the selection and appointment of management of the Joint Venture;

(b) Sage will make the Initial Capital Contribution of US$9.0 million for its 50% participation interest in the Joint Venture;

(c) Each Party will agree to make capital contributions to the Joint Venture on an equal basis in accordance with the Parties' respective initial 50/50 participating Interests, subject to dilution for failure to meet cash calls on terms to agreed in the Option Agreement;

(d) Sage shall undertake to make the Additional Reserve Payments;

(e) The Joint Venture Agreement is anticipated to be consistent with Rocky Mountain Law Foundation principles for joint ventures of similar size, nature, scope and projects; and

(f) The Joint Venture Agreement will contain provisions requiring that the Royalty Buy Down Cash Payment be assumed by the Joint Venture. In the event Gryphon funds 100% of the Royalty Buy Down Cash Payment prior to the exercise of the Option, the Joint Venture shall, upon formation, be responsible for the reimbursement of such payment to Gryphon.

6. **Amendment No. 2 to Option Agreement Amendment to Mining Lease effective as of February 12, 2010 ("Amendment No. 2").** Gryphon shall be solely responsible for the issuance of the 7.7 million shares of common stock and US$1.91 million convertible debenture (the "**Convertible Debenture**") under the terms of Amendment No. 2, provided that the Joint Venture shall assume Gryphon's principal and interest payment obligations under the Debenture, provided further that if the Convertible Debenture is converted in accordance with its terms, the Joint Venture shall reimburse Gryphon for the principal amount of the Convertible Debenture converted into shares of Gryphon.

7. **Board Approval.** Each of the Parties represents and warrants to the other Party that it has received all requisite board approval to the execution, delivery and performance of this LOI and it is not required to obtain shareholder approval in connection with the execution, delivery and performance of this LOI. Contemporaneously with the execution and delivery of this LOI, each Party shall deliver to the other Party a certified copy of such board resolutions.

8. **Due Diligence and Confidentiality**. Each of the Parties agrees to allow the other Party to conduct reasonable due diligence investigation as to the business, operations and assets of the other Party and to provide the other Party's representatives with prompt and reasonable access to key employees and to all applicable books, records, contracts and other information (the "**Due Diligence Information**"). The due diligence period will expire on the earlier of March 26, 2010 or termination of this LOI, unless extended in writing by the Parties.

Either Party may terminate this LOI and, if notice in writing is provided to the other Party prior to 5:00 p.m. (Eastern) on March 26, 2010, either Party may terminate the Option Agreement and Subscription Agreement due to the discovery of any condition that has a Material Adverse Effect on the other Party or, with respect to termination by Sage, on the Borealis Property that has not otherwise been disclosed to the terminating Party prior to the date of this LOI (the "**Due Diligence Out**"). For the purposes of this LOI, "**Material Adverse Effect**" means any condition, event or change that would cause an adverse effect on the value, economic viability, operations, property rights, property title, financial condition or prospects on a Party's business or property or the ability to consummate the contemplated transactions.

The Parties are subject to the terms of a Confidentiality and Non-Disclosure Agreement dated December 11, 2009.

9. **Representations and Warranties of Sage.** Sage hereby represents and warrants to Gryphon as follows and acknowledges that Gryphon is relying on such representations and warranties in entering into this LOI:

(a) *Organization and Qualification.* Each of Sage and its subsidiaries have been duly incorporated under all applicable laws of their respective

jurisdictions of incorporation, is validly existing and has all necessary corporate or legal power, authority and capacity to own its respective property and assets and to carry on its respective business as currently owned and conducted. Each of Sage and its subsidiaries is duly qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its respective properties, owned or leased, or the nature of its respective activities makes such qualification necessary.

(b) *Due Authorization, Execution and Delivery.* This LOI has been duly authorized, executed and delivered by Sage and is a legal, valid and binding obligation of Sage, enforceable by Gryphon against Sage in accordance with its terms.

10. Representations and Warranties of Gryphon. Gryphon hereby represents and warrants to Sage as follows and acknowledges that Sage is relying on such representations and warranties in entering into this LOI:

(a) *Organization and Qualification.* Each of Gryphon and its subsidiaries have been duly incorporated under all applicable laws of its respective jurisdiction of incorporation, is validly existing and has all necessary corporate or legal power, authority and capacity to own its respective property and assets and to carry on its respective business as currently owned and conducted. Gryphon and each of its subsidiaries is duly qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its respective properties, owned or leased, or the nature of its respective activities makes such qualification necessary.

(b) *Due Authorization, Execution and Delivery.* This LOI has been duly authorized, executed and delivered by Gryphon and is a legal, valid and binding obligation of Gryphon enforceable by Sage against Gryphon in accordance with its terms.

11. Termination and Change in Control. The Parties acknowledge that they are entering into this LOI and if applicable, will be executing and delivering the Option Agreement and the Joint Venture Agreement based on its existing relationship with current management and the board of directors of the other.

(a) Either Party shall have the option to terminate this LOI or the Option Agreement upon the occurrence of any or all of the following events (a "**Determination Event**"):

i. a Change in Control (as hereinafter defined);

ii. Either or both Parties shall be in material default of any obligation to creditors secured or otherwise, which would constitute a

Material Adverse Effect.

(b) In the event of a termination by Sage of the LOI or Option Agreement as a result of a Change in Control of Gryphon, Gryphon agrees to pay to Sage, as liquidated damages and not as a penalty, an amount equal to US$1.0 million plus Expenditures funded by Sage on the closing of such Change in Control transaction.

(c) In the event of a termination by Gryphon of the LOI or Option Agreement as a result of a Change in Control of Sage, Sage agrees to pay to Gryphon, as liquidated damages and not as a penalty, an amount equal to US$1.0 million less any Expenditures funded by Sage on the closing of such Change in Control transaction.

(d) Either Party may terminate the LOI by exercising a Due Diligence Out.

For the purposes of this LOI, a "**Change of Control**" is defined as follows the occurrence of any one or more of the following events:

(i) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving either Party or any of its affiliates and another corporation or other entity, as a result of which the holders of common shares of either Party, prior to the completion of the transaction, hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;

(ii) any person, entity or group of persons or entities acting jointly or in concert (an "**Acquiror**") acquires or acquires control (including, without limitation, the right to vote or direct the voting) of voting securities which, when added to the voting securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror to cast or to direct the casting of 30% or more of the votes attached to all of either Party's outstanding voting securities which may be cast to elect directors of either Party or the successor corporation (regardless of whether a meeting has been called to elect directors) and as a result of such acquisition of control, directors of either Party holding such office immediately prior to such acquisition of control shall not constitute a majority of the board of directors of either Party;

(iii) as a result of or in connection with: (A) a contested election of directors, or; (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving either Party or any of its affiliates and another corporation or other entity, as a result of such acquisition of

control, directors of either Party holding such office immediately prior to such acquisition of control shall not constitute a majority of the board of directors of either Party; or

(iv) the board of directors of either Party adopts a resolution to the effect that a change of control has occurred or is imminent.

12. **No Further Dealing with the Borealis Property**. As this is a binding LOI, subject to the terms and conditions herein contained, from the date hereof until the execution and delivery of the Option Agreement or the Termination of this LOI in accordance with its terms, Gryphon shall have no right to transfer all or part of its interest in either of BMC or the Borealis Property without the prior written consent of Sage.

13. **Exercise of Fiduciary Duties.** Nothing in this LOI, the Option Agreement or the Joint Venture Agreement shall restrict either Party's board of directors and/or officers from taking any action reasonably necessary to exercise his, her or its duties, fiduciary or otherwise, under applicable law.

14. **Public Announcement**. Given the binding nature of this LOI, the Parties confirm that a joint press release will be issued upon the execution and delivery of this LOI by the Parties, subject to regulatory approval. The Parties shall jointly plan and coordinate any other public notices, press releases, and any other publicity concerning this LOI and the transactions contemplated herein and neither Party shall act in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld or delayed, unless such disclosure is required to meet timely disclosure obligations of any Party under applicable laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable, and to the extent reasonably practicable, a copy of such disclosure is provided to the other Party at such time as it is made publicly available.

15. **Expenses.** Each Party will pay all of its own expenses, including legal fees and disbursements incurred in connection with the transactions contemplated in this LOI.

16. **Enforceability**. Except as otherwise provided in this LOI, the Parties hereby agree that all of the terms of this LOI shall be binding upon the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, the terms of this LOI do not purport to include all of the essential terms of the transaction contemplated hereby (which shall only be contained in the duly executed Option Agreement, Joint Venture Agreement and other documents to be executed in connection therewith).

17. **Governing Law and Jurisdiction.** This LOI and, once executed, the Option Agreement, shall be governed by and be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the Parties irrevocably attorn (and in the case of the Option Agreement, the Parties will irrevocably

attorn) to the non-exclusive jurisdiction of the courts of the Province of Ontario. It is the intention of the Parties that the Joint Venture Agreement and other documents to be executed in connection therewith shall be governed by the laws of the State of Nevada and the Parties will irrevocably attorn to the non-exclusive jurisdiction of the courts of the State of Nevada.

18. Amendment. This LOI may, at any time and from time to time, be amended by written agreement of the Parties.

19. Assignment. Neither Party may assign its rights or obligations under this LOI without the prior written consent of the other Party.

20. Waiver. Any waiver or release of any of the provisions of this LOI, to be effective, must be in writing and executed by the Party granting such waiver or right.

21. Time. Time is of the essence in the performance of the respective obligations of each Party under this LOI.

22. Counterpart. This LOI may executed in counterpart, by original or telefacsimile signature and each such counterpart when taken together shall constitute one and the same LOI.

23. Termination. This LOI shall terminate (i) if the Option Agreement is not executed and delivered by Gryphon, Sage and BMC by 5:00 p.m. (Reno, Nevada time) on the Termination Date, or (ii) if the LOI is terminated by either Party by giving notice to the other in writing, on or prior to the Termination Date, of the exercise of a right of termination in accordance with the terms of this LOI.

If you are in agreement with the terms of this LOI, please sign in the space provided below and fax a signed copy to 416 260-2243 or email a scanned version to nlees@sagegoldinc.com by the close of business, 5:00 p.m. (Reno, Nevada time) February 23, 2010. Upon receipt of a signed copy of this LOI, we will proceed with our plans for consummating the transaction in a timely manner.

Very truly yours,

SAGE GOLD INC.

By:
Nigel Lees, President & CEO

Accepted and agreed as of the 23rd day of February, 2010.

GRYPHON GOLD CORPORATION

By: __________________________
John Key, CEO and Director

Schedule A

Description of Borealis Property

[The description of the Borealis Property in section 1.2.1 of the Pre-Feasibility Study revised and restated September 17, 2009 as filed on sedar.com is incorporated by reference into this Schedule A]